DIAMOND GLASS ACQUIRES EUROPEAN LICENSE FROM
RESEARCH FRONTIERS FOR
SPD-SMARTGLASS ARCHITECTURAL WINDOW PRODUCTS

Dublin, Ireland and Woodbury, New York. May 5, 2014 – Research Frontiers (Nasdaq: REFR) and Diamond Glass announced today that Diamond Glass has acquired a license from Research Frontiers Inc. to make and sell SPD-SmartGlass architectural smart window products throughout Europe. The non-exclusive license grants Diamond Glass the right to manufacture and sell SPD-SmartGlass architectural products including windows, doors, solar shading screens, curtainwalls, and skylights, and provides for a 15% royalty to Research Frontiers on sales of licensed SPD-SmartGlass products. The minimum annual royalties and other fees and license terms were not disclosed.

Research Frontiers is the developer and licensor of patented SPD-Smart light-control film technology. SPD-Smart light control film technology transforms widely used products – windows, skylights and more – into products that instantly and precisely control the light, glare and heat entering a home, office, or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a smart home or office intelligent control system. These unequalled performance characteristics help optimize energy-saving daylight harvesting benefits and many other desired outcomes such as increased security, noise reduction and protection from harmful ultraviolet light.

Michael Kelleher, Director of Diamond Glass, noted: “Because of our prior experience with Smart Glass International whose assets we acquired earlier this year, we immediately saw the potential for adding SPD-SmartGlass to our existing line of high-end glass products. SPD-SmartGlass offers our customers an unprecedented combination of benefits including energy efficiency, privacy and the preservation of views while at the same time controlling light, solar heat gain, and glare in an elegant manner. Like our other high-end glass products, SPD-SmartGlass adds design aesthetics and functionality to glass.”

Joseph M. Harary, President and CEO of Research Frontiers, welcomed Diamond Glass to its growing group of licensed companies and noted: “We were impressed with the product line and business growth that has made Diamond Glass a rapidly growing and well-respected company. Their prior experience with switchable glass, combined with a commitment to provide their customers with the best performing glass products, and their greater resources and expanding presence in Ireland, the UK and mainland Europe will help bring the many benefits of SPD-SmartGlass to a wider group of designers, architects and specifiers.”

About Diamond Glass.

Founded in 2001, Diamond Glass employs approximately 70 people in a modern 60,000 square foot factory in Dublin, Ireland. Its product line includes a wide range of architectural, security, safety, decorative, energy efficient and switchable glass products. It has grown by generating value-added sales in selected markets. In 2014, Diamond Glass acquired the assets of SmartGlass International to enter directly into the switchable glass industry directly after being an indirect supplier of materials and services to that industry for years. For more information, please visit our website at http://www.diamondglass.ie

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology, the world’s bestselling smart window technology, which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information, please contact:

Michael Kelleher, Director
Diamond Glass
+35-3162-05000
Michael@diamondglass.ie

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com